EXHIBIT E

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                        AGREEMENT AND PLAN OF MERGER


                                by and among


                    PIONEER HI-BRED INTERNATIONAL, INC.,


                    E. I. DU PONT DE NEMOURS AND COMPANY


                                    and


                        DELTA ACQUISITION SUB, INC.



                        Dated as of March 15th, 1999


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

                             TABLE OF CONTENTS
                             -----------------

                                                                       PAGE
                                                                       ----

                                 ARTICLE I
                                 THE MERGER

SECTION 1.1   The Merger..................................................2
SECTION 1.2   Effect on Common Stock......................................2
SECTION 1.3   Share Election..............................................4
SECTION 1.4   Proration...................................................6
SECTION 1.5   Exchange of Certificates....................................7
SECTION 1.6   Transfer Taxes; Withholding................................11
SECTION 1.7   Stock Options; Other Equity Awards.........................11
SECTION 1.8   Lost Certificates..........................................14
SECTION 1.9   Dissenting Shares..........................................14
SECTION 1.10  Merger Closing.............................................14
SECTION 1.11  Class B Common Stock Exchange..............................15

                                 ARTICLE II
                         THE SURVIVING CORPORATION

SECTION 2.1   Articles of Incorporation..................................16
SECTION 2.2   By-laws....................................................16
SECTION 2.3   Officers and Directors.....................................16

                                ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.1   Corporate Existence and Power..............................16
SECTION 3.2   Corporate Authorization....................................17
SECTION 3.3   Consents and Approvals; No Violations......................18
SECTION 3.4   Capitalization.............................................19
SECTION 3.5   Subsidiaries...............................................20
SECTION 3.6   SEC Documents..............................................21
SECTION 3.7   Financial Statements.......................................22
SECTION 3.8   Proxy Statement, Form S-4, etc.............................22
SECTION 3.9   Absence of Material Adverse Changes, etc...................23
SECTION 3.10  Taxes......................................................24
SECTION 3.11  Employee Benefit Plans.....................................25
SECTION 3.12  Litigation; Compliance with Laws...........................27
SECTION 3.13  Intellectual Property......................................28
SECTION 3.14  Opinion of Financial Advisors..............................30
SECTION 3.15  Tax Treatment..............................................30
SECTION 3.16  Finders' Fees..............................................30
SECTION 3.17  Rights Amendment...........................................30
SECTION 3.18  Board Recommendation.......................................30

                                 ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF DUPONT AND NEWCO

SECTION 4.1   Corporate Existence and Power..............................31
SECTION 4.2   Authorization..............................................31
SECTION 4.3   Consents and Approvals; No Violations......................32
SECTION 4.4   Capitalization.............................................33
SECTION 4.5   SEC Documents..............................................33
SECTION 4.6   Financial Statements.......................................34
SECTION 4.7   Absence of Material Adverse Changes, etc...................34
SECTION 4.8   Proxy Statement, Form S-4, etc.............................34
SECTION 4.9   Share Ownership............................................35
SECTION 4.10  Newco's Operations.........................................35
SECTION 4.11  Tax Treatment..............................................35
SECTION 4.12  Finders' Fees..............................................35
SECTION 4.13  Acquisition for Investment.................................36
SECTION 4.14  Litigation; Compliance with Laws...........................36

                                 ARTICLE V
                          COVENANTS OF THE PARTIES

SECTION 5.1   Conduct of the Business of the Company.....................36
SECTION 5.2   Conduct of the Business of DuPont, etc.....................42
SECTION 5.3   Shareholders' Meeting; Proxy Material......................44
SECTION 5.4   Access to Information......................................46
SECTION 5.5   No Solicitation............................................46
SECTION 5.6   Director and Officer Liability.............................48
SECTION 5.7   Reasonable Best Efforts....................................49
SECTION 5.8   Certain Filings............................................49
SECTION 5.9   Public Announcements.......................................52
SECTION 5.10  Further Assurances.........................................52
SECTION 5.11  Employee Matters...........................................53
SECTION 5.12  Tax-Free Reorganization Treatment..........................54
SECTION 5.13  Blue Sky Permits...........................................54
SECTION 5.14  Listing....................................................55
SECTION 5.15  State Takeover Laws........................................55
SECTION 5.16  Certain Notifications......................................55
SECTION 5.17  Affiliate Letters..........................................55
SECTION 5.18  The Investment Agreement...................................55

                                 ARTICLE VI
                          CONDITIONS TO THE MERGER

SECTION 6.1   Conditions to Each Party's Obligations.....................56
SECTION 6.2   Conditions to the Company's Obligation
                to Consummate the Merger.................................57
SECTION 6.3   Conditions to DuPont's and Newco's
                Obligations to Consummate the Merger.....................58

                                ARTICLE VII
                                TERMINATION

SECTION 7.1   Termination................................................59
SECTION 7.2   Effect of Termination......................................63

                                ARTICLE VIII
                               MISCELLANEOUS

SECTION 8.1   Notices....................................................63
SECTION 8.2   Survival of Representations and Warranties.................64
SECTION 8.3   Interpretation.............................................64
SECTION 8.4   Amendments, Modification and Waiver........................65
SECTION 8.5   Successors and Assigns.....................................66
SECTION 8.6   Specific Performance.......................................66
SECTION 8.7   Governing Law..............................................66
SECTION 8.8   Severability...............................................66
SECTION 8.9   Third Party Beneficiaries..................................67
SECTION 8.10  Entire Agreement...........................................67
SECTION 8.11  Counterparts; Effectiveness................................67
SECTION 8.12  Petroleum Subsidiaries.....................................67


Exhibits
--------

Exhibit A               -     Rights Amendment
Exhibits B-1 and B-2    -     Form of Representation Letters



                           Index of Defined Terms
                           ----------------------

                                                                       Page
                                                                       ----

Acquisition Proposal.....................................................48
Active Company Subsidiary................................................20
Adverse Change in the Company Recommendation.............................61
Affiliate Agreements.....................................................55
Agreement.................................................................1
Articles of Merger........................................................2
Benefit Plans of DuPont..................................................42
Cash Electing Option.....................................................11
Cash Number...............................................................6
Cash Proration Factor.....................................................7
Certificate of Incorporation.............................................16
Certificates..............................................................8
Class B Common Stock.....................................................19
Closing..................................................................14
Closing Date.............................................................15
Code......................................................................1
Common Stock..............................................................1
Company...................................................................1
Company Disclosure Schedule..............................................16
Company Group............................................................24
Company Material Adverse Effect..........................................17
Company Recommendation...................................................45
Company SEC Documents....................................................21
Company Securities.......................................................20
Company Voting Debt......................................................38
Confidentiality Agreement................................................46
Conoco...................................................................33
Continuing Employees.....................................................53
DuPont....................................................................1
DuPont Disclosure Schedule...............................................32
DuPont Material Adverse Effect...........................................31
DuPont SEC Reports.......................................................33
DuPont Share Election.....................................................3
DuPont Share Election Shares..............................................3
DuPont Shares.............................................................1
DuPont Shares Trust......................................................10
DuPont's Representatives.................................................46
Dissenting Shares........................................................14
EC Merger Regulations....................................................52
Effective Time............................................................2
Election Date.............................................................5
ERISA....................................................................26
ERISA Affiliate..........................................................26
Excess DuPont Shares......................................................9
Exchange Act.............................................................19
Exchange Agent............................................................4
Exchange Fund............................................................10
Exchange Ratio............................................................3
Form of Election..........................................................4
Form S-4.................................................................23
GAAP.....................................................................22
Governmental Entity......................................................18
HSR Act..................................................................19
IBCA......................................................................1
Indemnitees..............................................................48
Intellectual Property....................................................29
Investment Agreement.....................................................55
Licenses.................................................................16
Lien.....................................................................21
Liquidated Damages Termination...........................................62
Listed Companies.........................................................42
Material Adverse Consequence.............................................59
Material Delay...........................................................43
Maximum Amount...........................................................49
Merger....................................................................2
Merger Consideration......................................................3
Merger Price..............................................................3
Newco.....................................................................1
Non-Cash Proration Factor.................................................6
Non-Electing Shares.......................................................3
Non-Proration Decision....................................................7
NYSE......................................................................5
Option...................................................................11
Option Cash Limit........................................................12
Option Proration Factor..................................................12
Other Awards.............................................................13
Person....................................................................4
Plans....................................................................26
Preferred Stock..........................................................19
Proxy Statement..........................................................45
Regulatory Law...........................................................52
Representation Letters...................................................54
Required Company Vote....................................................18
Restricted Period........................................................42
Rights....................................................................1
Rights Agreement..........................................................1
Rights Amendment..........................................................1
Schedule 13E-3...........................................................22
SEC......................................................................13
Secretary of State........................................................2
Securities Act...........................................................19
Seed Operations..........................................................44
Special Meeting..........................................................44
Subsidiary...............................................................20
Substitute Option........................................................11
Superior Proposal........................................................48
Surviving Corporation.....................................................2
Tax Return...............................................................25
Taxes....................................................................25
Termination Date.........................................................60
Transaction..............................................................43
Valuation Period..........................................................3




          AGREEMENT AND PLAN OF MERGER, dated as of March 15, 1999 (this "Agreement"), by and among Pioneer Hi-Bred International, Inc., an Iowa corporation (the "Company"), E.I. du Pont de Nemours and Company, a Delaware corporation ("DuPont"), and Delta Acquisition Sub, Inc., an Iowa corporation and a direct wholly-owned subsidiary of DuPont ("Newco").

                            W I T N E S S E T H
                            - - - - - - - - - -

          WHEREAS, in furtherance of the acquisition of the Company by DuPont, the respective Boards of Directors of DuPont, Newco and the Company, and DuPont as sole shareholder of Newco, have each approved this Agreement and the merger of the Company with and into Newco, upon the terms and subject to the conditions and limitations set forth herein, and in accordance with the Iowa Business Corporation Act (the "IBCA"), whereby each share of the issued and outstanding shares of common stock, par value $1.00 per share (the "Common Stock") of the Company, together with the associated share purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated December 13, 1996, between the Company and Bank Boston N.A. (formally known as The First National Bank of Boston), as amended, including pursuant to the Rights Amendment referred to below (the "Rights Agreement") will, upon the terms and subject to the conditions and limitations set forth herein, either (A) at the election of the holders thereof be converted into a fraction of a share of common stock, par value $0.30 per share of DuPont (the "DuPont Shares") as determined in accordance with Article I hereof or (B) be converted into the right to receive the Merger Price (as hereinafter defined) in cash;

          WHEREAS, for federal income tax purposes, the Merger (as defined in Section 1.1(a) hereof) is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is amending the Rights Agreement in the form attached hereto as Exhibit A (the "Rights Amendment").

          NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                 ARTICLE I.

                                 THE MERGER
                                 ----------

          SECTION 1.1 The Merger.
                      ----------

          (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the IBCA, at the Effective Time, the Company shall be merged (the "Merger") with and into Newco, whereupon the separate existence of the Company shall cease, and Newco shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Iowa and shall continue under the name "Pioneer Hi-Bred International, Inc."

          (b) Concurrently with the Closing (as defined in Section 1.10 hereof), the Company, DuPont and Newco shall cause articles of merger (the "Articles of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Iowa (the "Secretary of State") as provided in the IBCA. The Merger shall become effective on the date and time at which the Articles of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Articles of Merger, and such date and time is hereinafter referred to as the "Effective Time."

          (c) From and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Newco.

          SECTION 1.2 Effect on Common Stock. At the Effective Time:
                      ----------------------

          (a) Cancellation of Shares of Common Stock.

               (i) Each share of Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto; and

               (ii) each share of Common Stock received by DuPont in exchange for Class B Common Stock (as defined in Section 3.4 hereof) shall be converted into DuPont Shares and such Common Stock shall automatically be cancelled and retired and cease to exist.

          (b) Conversion of Shares of Common Stock. Except as otherwise provided in this Agreement and subject to Section 1.4 hereof, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.2(a) hereof (including, without limitation, Common Stock received by DuPont in exchange for Class B Common Stock) and Dissenting Shares (as defined in Section 1.9 hereof)) shall be converted into the following (the "Merger Consideration"):

               (i) for each share of Common Stock with respect to which an election to receive DuPont Shares has been effectively made and not revoked or lost, pursuant to Section 1.3 hereof (a "DuPont Stock Election"), a fraction of a DuPont Share equal to the Exchange Ratio (as defined below) (collectively, "DuPont Stock Election Shares"). For purposes of this Agreement, the "Exchange Ratio" shall be equal to the result obtained by dividing $40 (the "Merger Price") by the average closing sales price, rounded to four decimal points, of DuPont Shares, as reported on the NYSE Composite Tape, for the ten consecutive trading days (the "Valuation Period") ending on the third full trading day prior to the date on which the Company shareholders vote with respect to the approval of the Merger. In the event that DuPont declares a stock split, stock dividend or other reclassification or exchange with respect to the DuPont Shares with a record or ex-dividend date occurring during the Valuation Period or for the period between the termination of the Valuation Period and the Effective Time, there will be an appropriate adjustment made to the closing sales prices during the Valuation Period for purposes of calculating the Exchange Ratio; and

               (ii) for each share of Common Stock other than DuPont Stock Election Shares, the right to receive in cash an amount equal to the Merger Price (collectively, "Non-Electing Shares").

All shares of Common Stock to be converted into the Merger Consideration (as defined in Section 1.2(b) hereof) pursuant to this Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist; and each holder of a certificate representing prior to the Effective Time any such shares of Common Stock and Rights shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 1.5(c) hereof and (iii) any cash to be paid in lieu of any fractional DuPont Share in accordance with
Section 1.5(d) hereof.

          (c) Unless the context indicates otherwise, all references herein to shares of Common Stock shall be deemed to include any accompanying Rights.

          (d) Capital Stock of Newco. No shares of Newco stock will be issued directly or indirectly in the Merger. Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

          SECTION 1.3 Share Election.
                      --------------

          (a) Each Person (as defined in Section 1.3(b) hereof) who, on or prior to the Election Date referred to in subsection (c) below is a record holder of shares of Common Stock shall have the right to submit a Form of Election (as defined in Section 1.3(c) hereof) specifying the number of shares of Common Stock that such Person desires to be converted into DuPont Shares pursuant to the DuPont Stock Election.

          (b) Prior to the mailing of the Proxy Statement (as defined in Section 5.3(b) hereof), First Chicago Trust Company of New York or such other bank, trust company, Person or Persons shall be designated by DuPont and reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") for payment of the Merger Consideration. For purposes of this Agreement, "Person" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

          (c) DuPont shall prepare and mail a form of election, which form shall be subject to the reasonable approval of the Company (the "Form of Election") with the Proxy Statement to the record holders of shares of Common Stock as of the record date for the Special Meeting (as defined in Section 5.3(a) hereof), which Form of Election shall be used by each record holder of shares of Common Stock who wishes to elect to receive DuPont Shares for any or all shares of Common Stock held, subject to the provisions of Section 1.4 hereof, by such holder. The Company shall use its reasonable best efforts to make the Form of Election and the Proxy Statement available to all Persons who become holders of shares of Common Stock during the period between such record date and the Election Date. Any such holder's election to receive DuPont Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day (the "Election Date") next preceding the date of the Special Meeting, a Form of Election properly completed and signed and accompanied by certificate(s) for the share(s) of Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificate(s) as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the New York Stock Exchange ("NYSE") or a commercial bank or trust company having an office or correspondent in the United States, provided such certificate(s) are in fact delivered to the Exchange Agent within five NYSE trading days after the date of execution of such guarantee of delivery).

          (d) Any Form of Election may be revoked by the holder of Common Stock submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by DuPont and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate(s) (or guarantee(s) of delivery, as appropriate) for the share(s) of Common Stock, if any, to which such Form of Election relates shall promptly be returned to the shareholder submitting the same to the Exchange Agent.

          (e) The determination of the Exchange Agent shall be binding as to whether or not elections have been properly made or revoked pursuant to this Section 1.3 with respect to shares of Common Stock and when elections and revocations were received by it. If the Exchange Agent determines that any DuPont Stock Election was not properly made with respect to such shares of Common Stock, then, subject to Section 1.4 hereof, such shares of Common Stock shall be treated by the Exchange Agent at the Effective Time as Non-Electing Shares, and such shares shall be exchanged in the Merger for cash pursuant to Section 1.2(b)(ii) hereof. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 1.4 hereof, and any such computation shall be conclusive and binding on the holder of shares of Common Stock. The Exchange Agent may, with the mutual agreement of DuPont and the Company, make such rules as are consistent with this Section 1.3 for the implementation of the elections provided for herein as shall be necessary or desirable to effect such elections fully.

          SECTION 1.4 Proration.
                      ---------

          (a) Notwithstanding anything in this Agreement to the contrary, the number of shares of Common Stock which shall be converted into cash in the Merger shall be equal to, or in the event of a Non-Proration Decision (as defined in Section 1.4(c)(ii) hereof) shall not exceed 85,552,580 less any shares of Common Stock ("Potential Dissenting Shares") in respect of which the holders have taken all steps required to be taken prior to the Effective Time, to the extent such steps are necessary, to permit such shares to be deemed Dissenting Shares (the "Cash Number"). For purposes of calculations pursuant to Section 1.4 insofar as all shares other than Potential Dissenting Shares are concerned Potential Dissenting Shares shall not be taken into account.

          (b) If the number of Non-Electing Shares exceeds the Cash Number, then each Non-Electing Share shall either (x) be converted into the right to receive cash or (y) be converted into DuPont Shares in the following manner:

               (i) A proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Cash Number by the total number of Non-Electing Shares;

               (ii) The number of Non-Electing Shares which are converted into the right to receive cash shall be determined by multiplying the Non-Cash Proration Factor by the total number of Non-Electing Shares; and

               (iii) All Non-Electing Shares other than those shares which are converted into the right to receive cash in accordance with
     Section 1.4(b)(ii) hereof, shall be converted into DuPont Shares on a consistent basis among holders of Common Stock who failed to make the DuPont Stock Election referred to in Section 1.2(b)(i) hereof, pro rata to the number of shares of Common Stock as to which they failed to make such election, as if such shares of Common Stock were DuPont Stock Election Shares in accordance with the terms of Section 1.2(b)(i) hereof.

          (c) If the number of Non-Electing Shares is less than the Cash Number, then:

               (i) All Non-Electing Shares shall be converted into cash in accordance with the terms of Section 1.2(b)(ii) hereof;

               (ii) Unless DuPont determines otherwise at least three business days prior to the scheduled date for the Special Meeting (a "Non-Proration Decision"), additional shares of Common Stock, other than Non-Electing Shares shall be converted into cash in accordance with the terms of Section 1.2(b) hereof in the following manner:

                    (A) A proration factor (the "Cash Proration Factor") shall be determined by dividing (1) the difference between the Cash Number and the number of Non-Electing Shares by (2) the total number of shares of Common Stock other than Non-Electing Shares; and

                    (B) The number of shares of Common Stock, in addition to Non-Electing Shares, to be converted into cash shall be determined by multiplying the Cash Proration Factor by the total number of shares of Common Stock other than Non-Electing Shares; and

               (iii) Subject to Section 1.9 hereof, shares of Common Stock as calculated pursuant to clause (ii) of this paragraph (c), shall be converted into cash in accordance with Section 1.2(b)(ii) hereof (on a consistent basis among holders of Common Stock who held shares as to which they made the DuPont Stock Election referred to in Section 1.2(b)(i) hereof, pro rata to the number of shares of Common Stock as to which they made such election).

          (d) DuPont Shares to be issued to DuPont in exchange for Common Stock received by DuPont in exchange for Class B Common Stock shall be excluded from all calculations relating to elections and prorations set forth in Sections 1.3 and 1.4 hereof.

          SECTION 1.5 Exchange of Certificates.
                      ------------------------

          (a) As of the Effective Time, DuPont shall deposit, or cause to be deposited with the Exchange Agent for the benefit of holders of shares of Common Stock, cash and certificates representing DuPont Shares, constituting the Merger Consideration.

          (b) As of or promptly following the Effective Time and the final determination of the Non-Cash Proration Factor, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as DuPont and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) a certificate or certificates representing that number of whole DuPont Shares, if any, into which the number of shares of Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement and (B) the amount of cash, if any, into which all or a portion of the number of shares of Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration (or the cash pursuant to subsections (c) and (d) below) payable upon the surrender of the Certificates.

          (c) No dividends or other distributions with respect to DuPont Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the DuPont Shares represented thereby by reason of the conversion of shares of Common Stock pursuant to Sections 1.2(b), 1.3 and 1.4 hereof and no cash payment in lieu of fractional DuPont Shares shall be paid to any such holder pursuant to Section 1.5(d) hereof until such Certificate is surrendered in accordance with this Article I. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid, without interest, to the Person in whose name the DuPont Shares representing such securities are registered (i) at the time of such surrender or as promptly after the sale of the Excess DuPont Shares (as defined in Section 1.5(d) hereof) as practicable, the amount of any cash payable in lieu of fractional DuPont Shares to which such holder is entitled pursuant to
Section 1.5(d) hereof and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to DuPont Shares issued upon conversion of Common Stock, and
(ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such DuPont Shares.

          (d) Notwithstanding any other provision of this Agreement, no fraction of a DuPont Share will be issued and no dividend or other distribution, stock split or interest with respect to DuPont Shares shall relate to any fractional DuPont Share, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a security holder of the DuPont Shares. In lieu of any such fractional security, each holder of shares of Common Stock otherwise entitled to a fraction of a DuPont Share will be entitled to receive in accordance with the provisions of this
Section 1.5 from the Exchange Agent a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate of the fractions of DuPont Shares which would otherwise be issued (the "Excess DuPont Shares"). The sale of the Excess DuPont Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of shares of Common Stock, the Exchange Agent will, subject to Section 1.5(e) hereof, hold such proceeds in trust for the holders of shares of Common Stock (the "DuPont Shares Trust"). The Company shall pay all commissions, transfer taxes (other than those transfer taxes for which the Company's shareholders are solely liable) and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess DuPont Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Common Stock in lieu of any fractional DuPont Share interests, the Exchange Agent shall make available such amounts to such holders of shares of Common Stock without interest.

          (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 1.5 (the "Exchange Fund") which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to DuPont, upon demand, and any holders of shares of Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment of their claim, as general creditors thereof, only to DuPont for their claim for (1) cash, if any, (2) DuPont Shares, if any, (3) any cash without interest, to be paid, in lieu of any fractional DuPont Shares and (4) any dividends or other distributions with respect to DuPont Shares to which such holders may be entitled.

          (f) None of DuPont, Newco or the Company or the Exchange Agent shall be liable to any Person in respect of any DuPont Shares or cash held in the Exchange Fund (and any cash, dividends and other distributions payable in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which (i) any cash, (ii) any DuPont Shares, (iii) any cash in lieu of fractional DuPont Shares or (iv) any dividends or distributions with respect to DuPont Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such DuPont Shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of DuPont, free and clear of all claims or interest of any Person previously entitled thereto.

          (g) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by DuPont on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company. Nothing contained in this Section 1.5(g) shall relieve DuPont or the Exchange Agent from making the payments required by this Article I to be made to the holders of shares of Common Stock and to holders of Options (as defined in Section 1.7 hereof).

          SECTION 1.6 Transfer Taxes; Withholding. If any certificate for a DuPont Share is to be issued to, or cash is to be remitted to, a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes (as defined in Section 3.10(c) hereof) required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. DuPont or the Exchange Agent shall be entitled to deduct and withhold from the DuPont Shares (or cash in lieu of fractional DuPont Shares) otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as DuPont or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by DuPont or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock in respect of whom such deduction and withholding was made by DuPont or the Exchange Agent.

          SECTION 1.7 Stock Options; Other Equity Awards.
                  --------------------------------------

          (a) Each holder of an option granted to a Company employee, consultant or director of the Company or any Subsidiary (as defined in Section 3.5(a) hereof) of the Company to acquire shares of Common Stock (and the associated Rights), which is outstanding immediately prior to the Effective Time (each, an "Option"), shall have the opportunity, to elect either (X) to cause such Option to become and represent an option to purchase DuPont Shares (a "Substitute Option"), in accordance with (b) below, or (Y) to cause such Option ("Cash Electing Option") to be cancelled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of (1) the number of shares of Common Stock subject to such Option immediately prior to the Effective Time and (2) the excess, if any, of the Merger Price over the exercise price per share of such Company Option; provided that as set forth in subsection (c) below there shall be a limit on the number of shares subject to Options that will be cancelled in exchange for cash. There will be no limit on the number of shares subject to Options that become Substitute Options. Any election to receive cash must be made prior to the Effective Time to be effective; failure to timely make such an election shall result in an Option being treated as a Substitute Option. DuPont and the Company shall cooperate to distribute and collect option forms necessary to give effect to this Section 1.7(a).

          (b) Each Substitute Option shall be an option to purchase a number of DuPont Shares (rounded to the nearest whole share), determined by multiplying (i) the number of shares of Common Stock subject to such Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per DuPont Share (increased to the nearest whole cent) equal to the exercise price per share of Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. After the Effective Time, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Option prior to the Effective Time, but giving effect to the Merger.

          (c) Notwithstanding anything in this agreement to the contrary, Cash Electing Options with respect to no more than a number of shares equal to the product of (x) the quotient obtained by dividing the Cash Number by the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than any shares owned by DuPont) and (y) the total number of shares of Common Stock subject to Options outstanding immediately prior to the Effective Time shall be cancelled in exchange for cash payment described in Section 1.7(a)(Y) hereof (the "Option Cash Limit"). If the number of shares subject to Cash Electing Options exceeds the Option Cash Limit, then with respect to each optionee's Cash Electing Options, the optionee shall either receive Substitute Options with respect to such Cash Electing Options in accordance with Section 1.7(a)(X) hereof, or shall receive a cash payment with respect to such Cash Electing Options in accordance with Section 1.7(a)(Y) hereof in the following manner:

               (i) A proration factor (the "Option Proration Factor") shall be determined by dividing the Option Cash Limit by the total number of shares of Common Stock subject to Cash Electing Options.

               (ii) The number of shares subject to each optionee's Cash Electing Options, which Options are to be converted into the right to receive cash, shall be determined by multiplying the Option Proration Factor by the total number of shares of Common Stock subject to such optionee's Cash Electing Options.

               (iii) All shares subject to Cash Electing Options, other than those converted into the right to receive cash in accordance with the terms of Section 1.7(c)(ii) hereof shall be treated as if subject to Options which were not Cash Electing Options.

If the number of shares of Common Stock subject to Cash Electing Options is less than the Option Cash Limit, then:

               (i) All Cash Electing Options shall be converted into cash in accordance with the terms of Section 1.7(a)(Y) hereof; and

               (ii) All shares subject to Options other than Cash Electing Options shall be converted into Substitute Options in accordance with the terms of Section 1.7(a)(X) hereof.

          (d) Each other outstanding award made pursuant to the compensation plans of the Company which provide for grants of equity-based awards in respect of Common Stock (the "Other Awards") shall be amended or converted into a similar equity-based award solely in respect of DuPont Shares, with such appropriate adjustments to the terms of such Other Awards to preserve the value inherent therein with no detrimental effects on the holders thereof.

          (e) DuPont shall take such corporate action as may be necessary or appropriate to, at or prior to the Effective Time, file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the DuPont Shares subject to any Substitute Options or Other Awards to the extent such registration is required under applicable law in order for such DuPont Shares to be sold without restriction in the United States, and DuPont shall maintain the effectiveness of such registration statement for so long as such Substitute Options or Other Awards remain outstanding.

          SECTION 1.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with past practice of the Company), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the DuPont Shares to which the holder thereof is entitled pursuant to this Article I.

          SECTION 1.9 Dissenting Shares. Notwithstanding Section 1.2 hereof, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 1302 of the IBCA (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive from the Company such consideration as shall be determined pursuant to Section 1302 of the IBCA; provided, however, that if any such holder shall have failed to perfect or shall effectively withdraw or lose his or her right to appraisal and payment under the IBCA, such holder's shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Subject to applicable law, DuPont shall have the right to treat such shares as Non-Electing Shares.

          SECTION 1.10 Merger Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, but no later than the second business day after (i) the satisfaction or waiver of the conditions set forth in Sections 6.1(a) and (b) hereof and (ii) subject to it not causing the Closing to be later than the Termination Date, the consummation of the Conoco Exchange Offer (as defined in Section 8.12 hereof) (provided that clause (ii) shall not apply from and after such time as DuPont delivers notice to the Company in writing that it will not effect such Conoco Exchange Offer), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto (such date, the "Closing Date").

          SECTION 1.11 Class B Common Stock Exchange. Concurrently with the execution and delivery of this Agreement, the Company will exchange on a one share for one share basis shares of Common Stock entitled to five votes per share for all shares of Class B Common Stock owned by DuPont and its Subsidiaries. DuPont hereby agrees (a) to vote, or to cause its Subsidiaries to vote, at any time, pro rata with the holders of shares of Common Stock such number of such shares of Common Stock so that the number of such shares of Common Stock that DuPont and its Subsidiaries are entitled to vote in their sole discretion (and not pro rata) does not exceed the percentage of shares of the outstanding Common Stock that is represented by such shares, to the extent still owned by DuPont and its Subsidiaries at any such time and (b) that, so long as the Company is in compliance with the provisions of Section 5.1(b)(iii) hereof, the maximum number of votes in respect of the shares of Common Stock owned by DuPont and its Subsidiaries that DuPont and its Subsidiaries will be entitled to cast in DuPont's sole discretion will be equal to 20% of all of the votes which may be cast by holders of Common Stock. The parties agree that the provisions set forth in clauses (a) and (b) of the preceding sentence will survive the termination of this Agreement and, in the case of clause (b), will remain in full force and effect so long as the Investment Agreement remains in full force and effect, and, in the case of clause (a), will remain in effect indefinitely, provided that the Company will not permit, through issuance of shares of capital stock or the amendment or waiver of its Rights Agreement or otherwise any Person (other than a Grandfathered Person as defined in the Investment Agreement on the date hereof) who beneficially owns a greater number of shares of Common Stock than DuPont and its Subsidiaries to exercise voting power in excess of the percentage of outstanding Common Stock beneficially owned by such Person unless and to the extent that the Company shall permit DuPont to exercise the same proportionate voting power in excess of the percentage of outstanding Common Stock beneficially owned by DuPont and its Subsidiaries. The shares of Common Stock issued to DuPont pursuant to the foregoing have been approved for listing on the NYSE. The preceding clauses (a) and (b) will terminate immediately following the Effective Time.

                                 ARTICLE II

                         THE SURVIVING CORPORATION
                         -------------------------

          SECTION 2.1 Articles of Incorporation. The articles of incorporation of Newco shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

          SECTION 2.2 By-laws. The by-laws of Newco in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law, the articles of incorporation of such entity and the by-laws of such entity.

          SECTION 2.3 Officers and Directors.
                      ----------------------

          (a) From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

          (b) The Board of Directors of the Company effective as of, and immediately following, the Effective Time shall consist of the directors of Newco immediately prior to the Effective Time.

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to DuPont and Newco as follows:

          SECTION 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa, and except as set forth in Schedule 3.1 of the disclosure schedule delivered by the Company to DuPont concurrently with the execution and delivery by the Company of this Agreement and attached hereto (the "Company Disclosure Schedule"), has all corporate powers and all governmental licenses, permits, authorizations, consents and approvals (collectively, "Licenses") required to carry on its business as now conducted, and all such Licenses are in full force and effect, except for failures to have any such License which would not, in the aggregate, have a Company Material Adverse Effect (as defined hereafter). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified or in good standing would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect. As used herein, the term "Company Material Adverse Effect" means (i) a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of the Company to timely perform its obligations hereunder; provided, however, that a Company Material Adverse Effect shall not include any change in or effect upon the business, assets or results of operations of the Company and any of its Subsidiaries directly or indirectly arising out of or attributable to (i) conditions, events or circumstances generally affecting the economy as a whole or the agricultural industry, in general, or (ii) any action permitted to be taken or required to be taken pursuant to Section 5.8 hereof. The Company has heretofore made available to DuPont true and complete copies of the Articles of Incorporation and the by-laws of the Company as currently in effect.

          SECTION 3.2 Corporate Authorization.
                      -----------------------

          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the holders of Common Stock, as set forth in Section 3.2(b) hereof and as contemplated by Section 5.3 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved, by the Board of Directors of the Company and no other corporate proceedings, other than the approval of this Agreement by the holders of Common Stock, on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by DuPont and Newco, as applicable, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (b) Under applicable law and the Articles of Incorporation, the affirmative vote of the holders entitled to exercise a majority of the votes attributable to Common Stock outstanding on the record date, established by the Board of Directors of the Company in accordance with the by-laws of the Company, applicable law and this Agreement, is the only vote required to approve this Agreement (the "Required Company Vote").

          SECTION 3.3 Consents and Approvals; No Violations.
                      -------------------------------------

          (a) Except as set forth in Schedule 3.3(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder nor the consummation of the transactions contemplated hereby will conflict with or result in any breach of any provision of the Articles of Incorporation or the by-laws of the Company or any Subsidiary thereof; result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and
(iii) such requirements, defaults, breaches, rights or violations (other than of orders, injunctions and decrees) (A) that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) that become applicable as a result of the business or activities in which DuPont or Newco or any of their respective affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, DuPont or Newco.

          (b) Except as set forth in Schedule 3.3(b) of the Company Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "Governmental Entity") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Articles of Merger in accordance with the IBCA and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the EC Merger Regulations (as defined in Section 5.8(e) hereof) or any other foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"); (iv) compliance with any applicable requirements of state blue sky, securities or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) that become applicable as a result of the business or activities in which DuPont or Newco or any of their respective affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, DuPont or Newco.

          SECTION 3.4 Capitalization. The authorized capital stock of the Company consists of 600,000,000 shares of Common Stock, 120,000,000 shares of class B common stock, no par value per share, of the Company (the "Class B Common Stock") and 10,000,000 shares of serial preferred stock, no par value per share, of the Company (the "Preferred Stock"), of which 600,000 were designated as Series A Junior Participating Preferred Stock. As of August 31, 1998 and December 29, 1998, there were (i) 190,993,634 and 190,116,845 shares, respectively, of Common Stock issued and outstanding,
(ii) 49,333,758 and 49,333,758 shares, respectively, of Class B Common Stock issued and outstanding and (iii) no shares of Preferred Stock issued and outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of August 31, 1998, there were outstanding (i) 1,257,162 shares of restricted Common Stock that were granted under the Amended and Restated Restricted Stock Plan - Performance Based, (ii) 42,918 shares of restricted Common Stock that were granted under the Amended and Restated Directors' Restricted Stock Plan and
(iii) 1,227,825 shares of restricted Common Stock that were granted under the predecessor restricted stock plan. As of August 31, 1998, there were outstanding Options in respect of 3,198,000 shares of Common Stock at option prices ranging from $14 to $35 per share of Common Stock, which Options were granted under the Amended and Restated Pioneer Hi-Bred International, Inc. Stock Option Plan. Except as set forth in this Section
3.4 or Schedule 3.4 of the Company Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of the Company (except for options covering approximately 1.1 million shares of Common Stock and for 500,000 shares of restricted stock granted or issued in the ordinary course of business since August 31, 1998, as are otherwise permitted to be issued after the date of this Agreement pursuant to this Agreement or were issued upon the exercise of options outstanding on August 31, 1998), (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Except as set forth in Schedule 3.4 of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

          SECTION 3.5 Subsidiaries.
                      ------------

          (a) Each Subsidiary of the Company that is actively engaged in any business or owns any assets or has any non de minimis liabilities (contingent or otherwise) (each, an "Active Company Subsidiary") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all Licenses required to carry on its business as now conducted and all such Licenses are in full force and effect and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Active Company Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 3.5 of the Company Disclosure Schedule.

          (b) Except as set forth in Schedule 3.5(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens (as defined hereafter) (other than Liens that would not be reasonably expected to have a Company Material Adverse Effect) or limitation on voting rights. Except as set forth in Schedule 3.5(b) of the Company Disclosure Schedule, there are no material subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any material amount of the capital stock or other equity interests of any of such Subsidiaries. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          (c) Schedule 3.5(c) of the Company Disclosure Schedule sets forth all Persons in which the Company or a Subsidiary of the Company owns 10% or more of the outstanding voting or equity interest.

          SECTION 3.6 SEC Documents. The Company has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the SEC since January 1, 1996 (collectively, including all exhibits thereto, the "Company SEC Documents"). No Subsidiary of the Company is required to file any report, proxy statement, registration statement, form and other document with the SEC. None of the Company SEC Documents (other than the financial statements contained therein, as to which representations are made in Section 3.7 hereof), as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Company SEC Documents, as of their respective dates (and as of the date of any amendment to the respective Company SEC Document), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          SECTION 3.7 Financial Statements. The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (a) were prepared from the books and records of the Company and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          SECTION 3.8 Proxy Statement, Form S-4, etc.
                      ------------------------------

          (a) None of the information contained in the Proxy Statement, and any amendments thereof and supplements thereto, will at the time of the mailing of the Proxy Statement to the holders of Common Stock and at the time of the Special Meeting, and none of the information contained in the
Schedule 13E-3 Transaction Statement to be filed by DuPont and the Company under the Exchange Act (the "Schedule 13E-3") and any amendments thereof and supplements thereto, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement or the
Schedule 13E-3, or any amendment or supplement thereto, relating to DuPont or Newco based on information supplied by DuPont for inclusion or incorporated by reference therein. The Proxy Statement and the Schedule 13E-3, and any amendments thereof and supplements thereto, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement or the Schedule 13E-3, as the case may be, or any amendments thereof or supplements thereto, relating to DuPont or Newco based on information supplied by DuPont for inclusion or incorporated by reference therein.

          (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (and/or such other form as may be applicable and used) to be filed with the SEC in connection with the issuance of DuPont Shares and, if applicable, the deemed issuance, if any, of shares of Common Stock by reason of the transactions contemplated by this Agreement (such registration statement, as it may be amended or supplemented, is herein referred to as the "Form S-4") will, with respect to information relating to the Company, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 3.9 Absence of Material Adverse Changes, etc. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or as disclosed to all members of the Board of Directors of the Company in writing or as specified in Schedule 3.9 of the Company Disclosure Schedule, since August 31, 1998 and until the date of this Agreement and, in the case of clause (i) below, until the Effective Time, the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practices, and there has not been:

               (i) any event or state of fact that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect;

               (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends consistent with recent past practice) or any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or its Subsidiaries except for acquisitions of capital stock prior to the date of this Agreement in connection with the Company's previously announced Common Stock repurchase program;

               (iii) any material change in accounting principles, practices or methods;

               (iv) any (A) grant of any severance or termination pay to any director or officer of the Company or any Subsidiary of the Company, or, any employee of the Company or any Subsidiary of the Company in an aggregate cost not to exceed $1,000,000.00, (B) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company entered into, (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company other than, in the case of employees (other than directors and officers), in the ordinary course of business; or

               (v) entry by the Company into any material joint venture, partnership or similar agreement with any Person other than a wholly-owned Subsidiary of the Company.

               SECTION 3.10 Taxes.
                            -----

          (a) Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, (1) all Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or has been a member (a "Company Group") have been timely filed in the manner prescribed by law, and all such Tax returns are true, complete and accurate except to the extent any failures to file or failures to be true, correct or accurate would not in the aggregate reasonably be expected to have a Company Material Adverse Effect; (2) all Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group have been timely paid, or adequately reserved for in accordance with GAAP, except to the extent any failure to pay or reserve would not in the aggregate reasonably be expected to have a Company Material Adverse Effect;
(3) there are no claims or assessments presently pending against the Company, any Subsidiary of the Company or any Company Group, for any alleged Tax deficiency, and the Company does not know of any threatened claims or assessments against the Company, any Subsidiary of the Company or any Company Group for any alleged Tax deficiency, which in either case if upheld would reasonably be expected in the aggregate to have a Company Material Adverse Effect; (4) there are no Liens for Taxes on any asset of the Company or any Subsidiary of the Company, except for Liens for Taxes not yet due and payable and Liens for Taxes that would not in the aggregate reasonably be expected to have a Company Material Adverse Effect; and (5) the Company and each of its Subsidiaries has complied in all respects with all rules and regulations relating to the withholding of Taxes (including, without limitation, employee-related Taxes), except for failures to comply that would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

          (b) The statutes of limitations for the federal income Tax Returns of the Company and the Subsidiaries of the Company (including, without limitation, any Company Group) have expired or otherwise have been closed for all taxable periods ending on or before August 31, 1986.

          (c) For purposes of this Agreement, (i) "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, any liability for taxes, levies or other like assessments, charges or fees of another Person pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous provision of applicable law or otherwise (including, without limitation, by agreement) and such term shall include any interest, penalties or additions to tax attributable to such taxes, levies or other like assessments, charges or fees and (ii) "Tax Return" means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

          SECTION 3.11 Employee Benefit Plans.
                       ----------------------

          (a) Except for any plan, fund, program, agreement or arrangement that is subject to the laws of any jurisdiction outside the United States,
Schedule 3.11(a) of the Company Disclosure Schedule and the Company SEC Documents filed prior to the date of this Agreement contain a true and complete list of each material deferred compensation, incentive compensation, and equity compensation plan; material "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); material "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement or arrangement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is in writing and sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (each, an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee, consultant, director or former employee, consultant or director of the Company or any Subsidiary of the Company. The plans, funds, programs, agreements and arrangements listed in Schedule 3.11(a) of the Company Disclosure Schedule and set forth in the Company SEC Documents filed prior to the date of this Agreement are referred to herein collectively as the "Plans". The Company has heretofore made available to DuPont true and complete copies of the Plans and any amendments thereto (or if a Plan is not a written Plan, a description thereof, and excluding any Plan set forth in the Company SEC Documents filed prior to the date of this Agreement), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.

          (b) No liability under Title IV or section 302 of ERISA that would reasonably be expected, in the aggregate, to have a Company Material Adverse Effect has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

          (c) No Plan is a "multiemployer plan," as defined in section 3(37) of ERISA, nor is any Plan a plan described in section 4063(a) of ERISA.

          (d) Except as set forth in Schedule 3.11(d) of the Company Disclosure Schedule, each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code, excluding, however, noncompliance with the terms of a Plan or with applicable law that would not reasonably be expected, in the aggregate, to have a Company Material Adverse Effect.

          (e) Schedule 3.11(e) of the Company Disclosure Schedule contains a true and complete summary or list of all material employment contracts and other employee benefit arrangements, in each case that contain "change in control" arrangements, which are not contained in Schedule 3.11(a) of the Company Disclosure Schedule or the Company SEC Documents filed prior to the date of this Agreement or have not been previously delivered to DuPont.

          (f) There are no pending, or to the knowledge of the Company, threatened or anticipated, claims that would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

          (g) With respect to each Plan that provides for the funding of a rabbi trust upon the occurrence of a Potential Change in Control (as defined in such Plans), the Company has amended such Plans to provide that
(i) no event has taken place that (x) constituted a Potential Change in Control under such Plans or (y) requires the funding of any such rabbi trust and (ii) neither the signing of this Agreement nor the consummation of any transaction contemplated hereby shall constitute a Potential Change in Control under such Plans or shall require the funding of any such rabbi trust.

          (h) To the knowledge of the Company, all employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established, except for such exceptions to the foregoing which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.12 Litigation; Compliance with Laws.
                       --------------------------------

          (a) Except as set forth in either the Company SEC Documents filed prior to the date of this Agreement or in Schedule 3.12(a) of the Company Disclosure Schedule or otherwise fully covered by insurance, there is no action, suit or proceeding pending against, or to the knowledge of the officers of the Company, through the receipt of actual (as opposed to constructive) notice, threatened against, the Company or any Subsidiary of the Company or any of their respective properties, or any of their officers, employees or directors in their capacity as such, before any court or arbitrator or any Governmental Entity except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b) Except as set forth in Schedule 3.12(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are (and have since January 1, 1996 been) in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary thereof has received notification from any Governmental Entity of any intent to revoke or terminate, or of any proceedings therefor, any of their material Licenses, where such revocation, termination or proceeding would reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.13 Intellectual Property.
                       ---------------------

          (a) The Company and its Subsidiaries own or have the right to use all Intellectual Property (as defined in Section 3.13(d) hereof) used in or reasonably necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted, except where such failure to own or have such rights would reasonably be expected to have a Company Material Adverse Effect.

          (b) Except as set forth in Schedule 3.13 of the Company Disclosure Schedule, to the knowledge of the Company: (i) all of the registrations relating to material Intellectual Property owned by the Company and its Subsidiaries are, except as would not reasonably be expected to result in a Company Material Adverse Effect, subsisting and unexpired, free of all Liens, and have not been abandoned; (ii) the Company does not infringe the intellectual property rights of any third party in any respect that would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property owned by the Company in any respect except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) the Company has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property, except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c) Each of the Company and its Subsidiaries owns or possesses the rights to use the germplasm (including, but not limited to, lines, varieties, inbreds and hybrids) that is used or required by it in the conduct of its business, as conducted over the prior year (except for such failures to own or possess the right to use such germplasm which would not in the aggregate reasonably be expected to have a Company Material Adverse Effect). Neither the Company nor any of its Subsidiaries has received any written notice of, and they have no knowledge of, any challenge to the ownership by the Company and its Subsidiaries of the germplasm used by the Company or any of its Subsidiaries or any claim against the use by the Company or any of its Subsidiaries of the germplasm owned, purported to be owned or used by it.

          (d) For purposes of this Agreement, "Intellectual Property" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all (x) (1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; (y) all registrations, applications and recordings for any of the foregoing and (z) licenses or other similar agreements granting to the Company or any of its Subsidiaries the rights to use any of the foregoing.

          SECTION 3.14 Opinion of Financial Advisors. The Company has received the opinion or advice of Lazard Freres & Co. LLC to the effect that, as of such date, the consideration to be received by the Company's shareholders in the Merger is fair to the shareholders of the Company from a financial point of view.

          SECTION 3.15 Tax Treatment. None of the Company, its affiliates or its Subsidiaries has taken any action or knows of any fact, arrangement, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          SECTION 3.16 Finders' Fees. Except for Lazard Freres & Co. LLC, whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, DuPont or any of DuPont's affiliates upon consummation of the transactions contemplated by this Agreement.

          SECTION 3.17 Rights Amendment. The Rights Amendment has been duly authorized, executed and delivered by the Company and is valid and enforceable in accordance with its terms. The most recent amendment to the Rights Agreement prior to the Rights Amendment was Amendment No. 2 dated March 10, 1998.

          SECTION 3.18 Board Recommendation. At the date of this Agreement, the Board of Directors of the Company, at a meeting duly called and held, has approved this Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the stockholders of the Company; (ii) taken all actions necessary on the part of the Company to render the restrictions on business combinations contained in Section 1110 of the IBCA inapplicable to this Agreement and the Merger, and, following the Effective Time, DuPont and its Subsidiaries; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger.

                                 ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF DuPont AND NEWCO
             --------------------------------------------------

          DuPont and Newco, jointly and severally, represent and warrant to the Company as follows:

          SECTION 4.1 Corporate Existence and Power. Each of DuPont and Newco is a corporation duly incorporated (or other entity duly organized), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate or other power, as the case may be, and all Licenses required to carry on its business as now conducted, and all Licenses are in full force and effect except for failures to have any such License which would not, in the aggregate, have a DuPont Material Adverse Effect (as defined hereafter). Each of DuPont and Newco is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified or in good standing would not reasonably be expected to, in the aggregate, have a DuPont Material Adverse Effect. As used herein, the term "DuPont Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of DuPont and its Subsidiaries, taken as a whole; provided, however, that a DuPont Material Adverse Effect shall not include any change in or effect upon the business, assets or results of operations of DuPont and its Subsidiaries, directly or indirectly, arising out of or attributable to (i) conditions, events or circumstances generally affecting the economy as a whole or in the industries in which DuPont and its Subsidiaries operate, in general, or
(ii) any action permitted to be taken or required to be taken pursuant to
Section 5.8 hereof. DuPont has heretofore delivered or made available to the Company true and complete copies of the governing documents or other organizational documents of like import, as currently in effect, of each of DuPont and Newco.

          SECTION 4.2 Authorization. Each of DuPont and Newco has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Boards of Directors of DuPont and Newco and approved by DuPont as the sole stockholder of Newco, this Agreement has been adopted by the Board of Directors of Newco, and no other proceedings on the part of DuPont or Newco are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of DuPont and Newco and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each of DuPont and Newco, enforceable against each of them in accordance with its terms.

          SECTION 4.3 Consents and Approvals; No Violations.
                      -------------------------------------

          (a) Except as set forth in Schedule 4.3(a) of the disclosure schedule delivered by DuPont to the Company concurrently with the execution and delivery by DuPont of this Agreement and attached hereto (the "DuPont Disclosure Schedule"), neither the execution and delivery of this Agreement nor the performance by each of DuPont and Newco of its obligations hereunder will conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or other governing or organizational documents) of DuPont or Newco, as the case may be, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which any of DuPont or Newco is a party or by which any of them or any of the respective assets used or held for use by any of them may be bound or assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which either DuPont or Newco is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a DuPont Material Adverse Effect or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

          (b) Except as set forth in Schedule 4.3(b) of the DuPont Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by each of DuPont and Newco or the performance by either of them of their respective obligations hereunder, except (i) the filing of the Articles of Merger in accordance with the IBCA and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the HSR Act, or the EC Merger Regulations or any other foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a DuPont Material Adverse Effect and would not have a material adverse effect on the ability of either DuPont or Newco to perform their respective obligations hereunder or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

          SECTION 4.4 Capitalization. The authorized capital stock of DuPont consists of (i) 1,800,000,000 shares of DuPont Common Stock, par value $0.30 per share, of which, as of December 31, 1998, 1,140,354,154 shares of DuPont Common Stock were issued and outstanding (including shares held by the DuPont Flexitrust) and no shares of DuPont Common Stock were issued and held in the treasury of DuPont; and (ii) 23,000,000 shares of DuPont preferred stock, no par value per share, of which as of December 31, 1998, 1,672,594 shares of the $4.50 series were issued and outstanding and 700,000 shares of the $3.50 series were issued and outstanding. All the issued and outstanding shares of DuPont's capital stock are, and all DuPont Shares to be issued pursuant to this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of statutory or contractual preemptive or similar rights.

          SECTION 4.5 SEC Documents. DuPont has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the SEC since January 1, 1997 (collectively, including all exhibits thereto, the "DuPont SEC Reports"). Except for Conoco Inc. ("Conoco") and DuPont Photomask, no Subsidiary of DuPont is required to file any report, proxy statement, registration statement, form and other document with the SEC. None of the DuPont SEC Reports (other than the financial statements contained therein, as to which representations are made in Section 4.6 hereof), as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such DuPont SEC Reports, as of their respective dates (and as of the date of any amendment to the respective DuPont SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          SECTION 4.6 Financial Statements. The financial statements of DuPont (including, in each case, any notes and schedules thereto) included in the DuPont SEC Documents (a) were prepared from the books and records of DuPont and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto and (c) are in conformity with GAAP, applied on a consistent basis (except (i) as may be indicated therein or in the notes thereto, (ii) in the case of unaudited statements, as permitted by the rules and regulations of the SEC and (iii) for restatements of certain prior periods regarding discontinued operations per APB 30) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments.

          SECTION 4.7 Absence of Material Adverse Changes, etc. Since December 31, 1998, there has not been any event or state of fact that, individually or in the aggregate, has had or is reasonably likely to have a DuPont Material Adverse Effect.

          SECTION 4.8 Proxy Statement, Form S-4, etc.
                      ------------------------------

          (a) None of the information supplied or to be supplied by DuPont or Newco, as the case may be, in writing for inclusion in the Proxy Statement (and any amendments thereof and supplements thereto) will at the time of the mailing of the Proxy Statement to the shareholders of the Company and at the time of the Special Meeting, and none of the information supplied or to be supplied by DuPont or Newco in writing for inclusion in the Schedule 13E-3, and any amendments thereof and supplements thereto, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) None of the information contained in the Form S-4 will at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by DuPont or Newco with respect to statements made or omitted in the Form S-4 relating to the Company based on information supplied by the Company for inclusion or incorporated by reference in the Form S-4. The Form S-4 and the Schedule 13E-3, and any amendments and supplements thereto, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, except that no representation is made by DuPont or Newco with respect to the statements made or omitted in the Form S-4 or the Schedule 13E-3, or any amendments or supplements thereto, as the case may be, relating to the Company based on information supplied by the Company for inclusion therein.

          SECTION 4.9 Share Ownership. Except by reason of DuPont's ownership of Class B Common Stock and shares of Common Stock issued in exchange therefor, neither DuPont nor Newco as of the date of this Agreement beneficially owns shares of Common Stock.

          SECTION 4.10 Newco's Operations. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated hereby, (iii) incurred any liabilities other than in connection with the transactions contemplated hereby or (iv) owned any assets or property.

          SECTION 4.11 Tax Treatment. None of DuPont, its affiliates or its Subsidiaries has taken any action or knows of any fact, arrangement, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          SECTION 4.12 Finders' Fees. Except for Salomon Smith Barney Inc. and Credit Suisse First Boston Corporation, whose fees will be paid by DuPont, there is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DuPont or Newco.

          SECTION 4.13 Acquisition for Investment. DuPont is acquiring the shares of Common Stock solely for its own account and not with a view to any distribution or other disposition of such shares of Common Stock in violation of the Securities Act.

          SECTION 4.14 Litigation; Compliance with Laws.
                       --------------------------------

          (a) Except as set forth in either the DuPont SEC Reports filed prior to the date of this Agreement or in Schedule 4.14(a) of the DuPont Disclosure Schedule or otherwise fully covered by insurance, there is no action, suit or proceeding pending against, or to the knowledge of the officers of DuPont, through the receipt of actual (as opposed to constructive) notice, threatened against, DuPont or any Subsidiary of DuPont or any of their respective properties, or any of their officers, employees or directors in their capacity as such, before any court or arbitrator or any Governmental Entity except for those that would not, in the aggregate, reasonably be expected to have a DuPont Material Adverse Effect.

          (b) Except as set forth in Schedule 4.14(b) of the DuPont Disclosure Schedule, DuPont and its Subsidiaries are (and have since January 1, 1996 been) in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, individually or in the aggregate, would not reasonably be expected to have a DuPont Material Adverse Effect. Neither DuPont nor any Subsidiary thereof has received notification from any Governmental Entity of any intent to revoke or terminate, or of any proceedings therefor, any of their material Licenses, where such revocation, termination or proceeding would reasonably be expected to have a DuPont Material Adverse Effect.

                                 ARTICLE V

                          COVENANTS OF THE PARTIES
                          ------------------------

          SECTION 5.1 Conduct of the Business of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in the Company Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that DuPont shall otherwise consent in writing or to the extent that any DuPont nominee on the Board of Directors of the Company shall have approved):

          (a) Ordinary Course.

               (i) The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve intact their relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses shall not be impaired in a manner which would reasonably be expected to have a Company Material Adverse Effect at the Effective Time.

               (ii) The Company shall not, and shall not permit any of its Subsidiaries to, enter into any new material line of business.

          (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except (A) the declaration and payment of regular quarterly cash dividends not in excess of $0.10 per share of Common Stock and Class B Common Stock, with usual record and payment dates for such dividends in accordance with past dividend practice and (B) for dividends by wholly-owned Subsidiaries of the Company), (ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the purchase from time to time by the Company of Common Stock in the ordinary course of business consistent with past practice in connection with the Plans at prices not in excess of the market price of Common Stock).

          (c) Issuance of Securities. Subject to Section 5.1(s) hereof, the Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class, any bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which shareholders may vote ("Company Voting Debt") or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Company Voting Debt, other than (i) the issuance of Common Stock upon the exercise of Options outstanding on the date of this Agreement or in connection with the Plans, in each case in accordance with their terms as of the date of this Agreement, (ii) the issuance of Options or restricted Common Stock pursuant to Plans in effect as of the date of this Agreement and in the ordinary course of business consistent with past practice (which in the case of Options shall include having an exercise price equal to market at the time of grant) but in no event more than 1.2 million shares of Common Stock in the case of Options and 250,000 shares of Common Stock in the case of restricted Common Stock, (iii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary's parent or another wholly-owned Subsidiary of the Company, or (iv) issuances in accordance with the Rights Agreement.

          (d) Governing Documents; Securities. The Company shall not, and shall not permit any of its Subsidiaries to, amend (i) their respective certificates of incorporation, by-laws or other governing documents or (ii) any material term of any outstanding security issued by the Company or any Subsidiary of the Company.

          (e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire (or agree to acquire or take any steps to facilitate the acquisition of) by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, stock or operations of another company, other than any acquisition by the Company for cash (i) in an aggregate amount not to exceed $100 million and (ii) which do not make it more difficult to obtain and is not likely to cause any delay in obtaining, any approval or authorization required in connection with the Merger under any Regulatory Law (as defined in Section 5.8(e) hereof).

          (f) [Intentionally deleted.]

          (g) No Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise incur any Lien or restriction on transfer of any nature whatsoever on any asset other than Liens which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (h) No Relinquishment of Rights. The Company shall not, and shall not permit any of its Subsidiaries to, (i) relinquish, waive or release any material contractual or other right or claim, (ii) settle any material action, suit, claim, investigation or other proceeding or (iii) knowingly dispose of or permit to lapse any rights in any material Intellectual Property or knowingly disclose to any Person not an employee of the Company or any Subsidiary of the Company or otherwise knowingly dispose of any trade secret, process or knowhow not a matter of public knowledge prior to the date of this Agreement, except pursuant to judicial order or process.

          (i) Investments. The Company shall not, and shall not permit any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any other Person (other than (u) acquisitions permitted under clause 5.1(e), (v) loans made in the ordinary course of business consistent with current practice by PHI Financial Services, Inc. to customers of the Company and its Subsidiaries, (w) in connection with actions permitted by Section 5.1(e) hereof, (x) by the Company or a Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (y) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement which are set forth in Schedule 5.1(i) of the Company Disclosure Schedule or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $50 million).

          (j) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur or assume any indebtedness for borrowed money, issuances of debt securities, guarantees, loans or advances, except (i) for intercompany loans and (ii) in the ordinary course of business consistent with past practice not to either (1) exceed, at any one time outstanding, $600 million in connection with the PHI Financial Services loan program referred to in subsection (i) above and $200 million not in connection therewith or (2) contain any prohibitions (except any such prohibitions which exist on the date of this Agreement) on prepayment.

          (k) Compensation; Severance. Other than as set forth in Schedules 5.1(c), 5.1(k), 5.1(s) or 5.11(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to (A) pay or commit to pay any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company (other than severance or termination pay (i) required pursuant to the terms of an employee benefit plan, program or arrangement or applicable law or (ii) in accordance with past practice of the Company or an applicable Subsidiary),
(B) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company, (C) increase or commit to increase any employee benefits payable to any director, officer or employee of the Company or any Subsidiary of the Company, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except in the case of employees other than officers and directors in the ordinary course of business consistent with past practice or as required by an existing Plan), (D) adopt or make any commitment to adopt any additional employee benefit plan, or (E) make any contribution (other than (i) regularly scheduled contributions and (ii) contributions required pursuant to the terms thereof) to any Plan.

          (l) Accounting Methods; Income Tax Elections. The Company shall not, and shall not permit any of its Subsidiaries to, (i) change its methods of accounting or accounting practice as in effect at December 31, 1998, except for any such change as required by reason of a change in GAAP,
(ii) make or rescind any material Tax election, or (iii) make any material change to its method of reporting income, deductions or other Tax items for Tax purposes; provided that, in the case of matters described in clauses
(ii) and (iii) above, DuPont shall not unreasonably withhold its consent.

          (m) Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective affiliates or successors, or that could, after the Effective Time, limit or restrict DuPont or any of its affiliates (including the Surviving Corporation) or successors, from engaging or competing in any line of business or in any geographic area which agreement or arrangement would, in the aggregate, reasonably be expected to have a DuPont Material Adverse Effect, after giving effect to the Merger.

          (n) Rights Agreement. Without the consent of DuPont, the Company shall not prior to the termination of this Agreement (a) redeem the Rights, or amend or modify or terminate the Rights Agreement, or to render it inapplicable to (or otherwise exempt from the application of the Rights Agreement) any Person or action, other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the execution, delivery and performance of this Agreement and the Merger or (b) permit the Rights to become non-redeemable at the redemption price currently in effect. Notwithstanding the foregoing, immediately prior to the Closing, the Company shall redeem the Rights.

          (o) Corporate Structure. The Company shall not, and shall not permit any of its Subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any Subsidiary, except for changes in the corporate structure or ownership of the Company's Subsidiaries which do not adversely affect the Company and its Subsidiaries taken as a whole.

          (p) The Company shall not, and shall not permit any of its Subsidiaries to, agree, propose, authorize or enter into any commitment to take any action described in the foregoing subsections (a) - (o) of this
Section 5.1, except as otherwise permitted by this Agreement.

          (q) The Company shall, to the extent possible, provide to DuPont any required certifications in accordance with Section 1445 of the Code and the Treasury Regulations promulgated thereunder regarding its status as a U.S. real property holding corporation within the meaning of Section 897(c) of the Code and the Treasury Regulations promulgated thereunder.

          (r) From the date of this Agreement until the Effective Time, the Company will not (and will not permit any of its Subsidiaries to) take any action or knowingly omit to take any action that would make any of its representations and warranties contained herein false in any material respect at or prior to the Closing Date.

          (s) Notwithstanding any provision to the contrary in this Agreement, the Company shall be entitled to enter into employee retention agreements substantially upon the terms and conditions specified in
Schedule 5.1(s) attached hereto. DuPont and Newco hereby acknowledge and agree that the Company intends to offer employee retention agreements to approximately 21 employees of the Company; provided, however, that the Company makes no representations or warranties with respect to which employees, if any, will enter into such employee retention agreements. The Company shall give notice to DuPont from time to time advising DuPont as to which employees have entered into such employee retention agreements.

          SECTION 5.2 Conduct of the Business of DuPont, etc.
                      --------------------------------------

          (a) From the date of this Agreement until the Effective Time, DuPont will not (and will not permit any of its Subsidiaries to) take any action or knowingly omit to take any action that would make any of its representations and warranties contained herein false in any material respect at or prior to the Closing Date.

          (b) Neither DuPont nor any of its Subsidiaries shall purchase or otherwise acquire any shares of DuPont Common Stock during the Valuation Period and the immediately preceding five trading days (collectively, the "Restricted Period"); provided that the foregoing shall not prohibit any purchases made by any employee benefit plans of DuPont (the "Benefit Plans of DuPont") or trusts for the benefit of employees of DuPont or its employees, in each case, in the ordinary course of business consistent with past practice. DuPont shall cause the closing or termination of the Conoco Exchange Offer (if commenced) to occur prior to (and shall not make any public announcements concerning its ownership of Conoco for the twenty trading days commencing on the fifth trading day preceding the commencement of the Restricted Period) five trading days prior to the commencement of the Restricted Period and, if the Conoco Exchange Offer had not been commenced prior to the commencement of the Restricted Period, then DuPont agrees that it will not be commenced nor will a record date be established for any distribution of shares of Conoco common stock until at least 10 days after the Effective Time.

          (c) DuPont shall not, and shall not permit any of its Subsidiaries to (or agree to) (i) acquire or effect a merger, consolidation or business combination with, or acquire all or any portion of the capital stock of, any of the companies set forth in Schedule 5.2 of the Company Disclosure Schedule including without limitation the Subsidiaries listed on such Schedule 5.2 (including such listed Subsidiaries, the "Listed Companies"), (ii) enter into any joint venture with, or acquire any division, Subsidiary or business of, any Listed Company if such transaction directly involves Seed Operations (as defined in Section 5.2(g) hereof) of such Listed Company or (iii) enter into any written or binding (A) agreement, (B) commitment or (C) letter of intent to effect any transaction prohibited or referred to in clauses (i) or (ii) of this subsection (c); provided that the foregoing shall be subject to Section 5.2(e) hereof.

          (d) Without limiting the provisions of Section 5.2(c) hereof, DuPont shall not, and shall not permit any of its Subsidiaries to, acquire any business, or any corporation, partnership, association or other business organization or division thereof involved in or involving Seed Operations or any stock or partnership or similar ownership interest therein or enter into any joint venture relating to Seed Operations or enter into any written or binding (A) agreement, (B) commitment or (C) letter of intent, to effect the foregoing (collectively, a "Transaction") which would be reasonably likely to (i) make it more difficult in any material respect to obtain any material approval or authorization required in connection with the Merger under any Regulatory Law (a "Material Approval") or (ii) result in any Material Delay (as defined hereafter) in the expiration of the HSR Act or in obtaining any Material Approval. As used in this Agreement, a "Material Delay" shall mean a delay in the expiration or termination of the HSR waiting period or in obtaining any Material Approval until after the later of (x) the 120th day following the date of the execution and delivery of this Agreement in the case of HSR (or 120 days following the date of this Agreement, subject to extension on a day-by-day basis if and to the extent the Company fails to promptly respond to reasonable requests by DuPont with respect to filings and information required in connection with the Merger pursuant to Section 5.8) and (y) the satisfaction or waiver of all conditions set forth in Article VI hereof other than those set forth in Section 6.2(a) and (b) and those that are not satisfied by reason of the failure of the HSR waiting period to have expired or of any Material Approval to have been obtained.

          (e) Notwithstanding Section 5.7 or subsection (c) and (d) above,
(i) DuPont may take any actions (including agreeing to and consummating any transactions) otherwise prohibited by subsection (d)(i) above or, following the expiration or termination of the waiting period applicable to the Merger under the HSR Act, subsection (c) above if (I) DuPont notifies the Company in writing that, effective immediately prior to the Termination Date, it has irrevocably waived and will not assert the non-fulfillment of the conditions set forth in Section 6.1(b), Section 6.1(c), 6.3(d) or 6.3(f) hereof as a basis for failing to close the Merger by reason of, but only by reason of, such action or transaction and (II) DuPont complies with its obligations under Sections 5.8(c) and (ii) without limiting DuPont's obligations under clause (e)(i) above if the provisions thereof apply, DuPont may take any action otherwise prohibited by (d)(ii) above, provided that upon the commencement of a Material Delay, DuPont shall increase the Merger Price by an interest rate per annum, calculated on a daily basis, using the one-month dealer priced commercial paper rate, for the period from the day of commencement of the Material Delay until the earlier of (A) the end of such Material Delay, and (B) the date that the HSR waiting period has expired or terminated and all other Material Approvals that resulted in such Material Delay have been obtained and (C) the date that any other condition to closing the Merger other than those set forth in Sections 6.2(a) and (b) remains not satisfied or waived, provided that no increase in the Merger Price as provided in this clause (e)(ii) shall occur if and for so long as an authorized representative of the applicable Governmental Entity responsible for administering the HSR or the law or regulation under which such Material Approval is required has advised DuPont in writing (and such advice has not been withdrawn) that it is not reasonably likely that there will be a Material Delay in the timing of the expiration or termination of the HSR Act or the obtaining of any Material Approval.

          (f) As used in this Agreement, the term "Seed Operations" shall mean the business of seed and seed operations; downstream distribution systems; technology materially related to the seed business; and other businesses materially related to the seed business (exclusive of crop protection chemicals, herbals and nutritional supplements, food ingredients, and fermentation derived products).

          (g) DuPont shall, and shall cause its Subsidiaries to, vote the shares of Common Stock owned by each of them in favor of approval and adoption of this Agreement and the Merger.

          SECTION 5.3 Shareholders' Meeting; Proxy Material.
                      -------------------------------------

          (a) Subject to the last sentence of this Section 5.3(a), the Company shall, in accordance with applicable law and the Articles of Incorporation and the by-laws of the Company duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger. The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's shareholders (the "Company Recommendation"); provided that the Board of Directors of the Company may withdraw, modify or change such recommendation if but only if (i) it believes in good faith, based on such matters as it deems relevant, including the advice of the Company's financial advisors, that a Superior Proposal (as defined in Section 5.5(b) hereof) has been made and (ii) it has determined in good faith, based on the advice of outside counsel and after taking into account the provisions of IBCA ss.490.1108, that the failure to withdraw, modify or change such recommendation is reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law. The Company may, if it receives an unsolicited Acquisition Proposal (as defined in Section 5.5(b) hereof) delay the mailing of the Proxy Statement or the holding of the Special Meeting, in each case for such reasonable period as would provide a reasonable opportunity for the Company's Board of Directors to consider such Acquisition Proposal and to determine the effect, if any, on its recommendation in favor of the Merger.

          (b) Promptly following the date of this Agreement, the Company shall prepare a proxy statement relating to the adoption of this Agreement and the approval of the Merger by the Company's shareholders (the "Proxy Statement"), and DuPont shall prepare and file with the SEC, following resolution of any comments the SEC may have with respect to the Proxy Statement, the Form S-4, in which the Proxy Statement will be included. DuPont and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. DuPont and the Company shall each use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Notwithstanding the foregoing, the Company shall not mail the Proxy Statement and the Form S-4 shall not have been declared effective prior to the closing of the Conoco Exchange Offer or at any time that such mailing would violate Regulation M under the Exchange Act. DuPont agrees that if and when it becomes reasonably apparent that DuPont will not be able to close the Conoco Exchange Offer in a timely manner in order to permit the Effective Time to occur prior to the Termination Date (after giving effect to the provisions of the immediately preceding sentence), DuPont will promptly terminate (or will not commence) the Conoco Exchange Offer.

          (c) The Company shall as promptly as practicable notify DuPont of the receipt of any comments from the SEC relating to the Proxy Statement. Each of DuPont and the Company shall as promptly as practicable notify the other of (i) the effectiveness of the Form S-4, (ii) the receipt of any comments from the SEC relating to the Form S-4 and (iii) any request by the SEC for any amendment to the Form S-4 or for additional information. All filings by DuPont and the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement, the Form S-4 and any amendment or supplement thereto, shall be subject to the prior review of the other, and all mailings to the Company's shareholders in connection with the transactions contemplated by this Agreement shall be subject to the prior review of DuPont.

          SECTION 5.4 Access to Information. Upon reasonable advance notice, between the date of this Agreement and the Closing Date, the Company shall (i) give DuPont, its respective counsel, financial advisors, auditors and other authorized representatives (collectively, "DuPont's Representatives") reasonable access during normal business hours to the offices, properties, books and records (including, without limitation, all Tax Returns and other Tax-related information) of the Company and its Subsidiaries, (ii) furnish to DuPont's Representatives such financial and operating data and other information (including, without limitation, all Tax Returns and other Tax-related information) relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct the Company's employees, counsel and financial advisors to cooperate with DuPont in its investigation of the business of the Company and its Subsidiaries; provided that any information and documents received by DuPont or DuPont's Representatives (whether furnished before or after the date of this Agreement) shall be held in strict confidence in accordance with the Confidentiality Agreement dated March 13, 1997 between the Company and DuPont (the "Confidentiality Agreement"), which shall remain in full force and effect pursuant to the terms thereof as though the Confidentiality Agreement had been entered into by the parties on the date of this Agreement, notwithstanding the execution and delivery of this Agreement or the termination hereof; provided that the parties shall be able to disclose information to the extent required by law.

          SECTION 5.5 No Solicitation.
                      ---------------

          (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall cause its respective officers, directors, advisors, representatives or other agents of the Company not to, directly or indirectly, (a) solicit, initiate or encourage any Acquisition Proposal or (b) except with respect to an unsolicited Acquisition Proposal relating to a Superior Proposal to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors of the Company based on the advice of outside counsel and after taking into account the provisions of IBCA ss.490.1108, engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal or (c) enter into any agreement or agreement in principle providing for or relating to an Acquisition Proposal; provided, however, that the Company may enter into any agreement conditional upon the concurrent exercise by the Company, and concurrently with the effectiveness of any such agreement, the Company does exercise, the termination right set forth in Section 7.1(i) hereof; provided that the exception in clause (b) with respect to a Superior Proposal shall not apply following the approval of the Merger by the Company shareholders pursuant to the Required Company Vote. Without limiting the provisions of the Investment Agreement then in effect, (x) the Company will promptly inform DuPont when, in connection with an Acquisition Proposal made by any third party, the Company is engaging in substantive discussions or negotiations with such party or has provided such party or representative of such party with or access to any material non-public information properties, books or records of the Company or its material Subsidiaries, and (y) at any time following the 45th day after the date of this Agreement, the Company will inform DuPont within 5 business days of its receipt thereof, of its receipt (a "Second Period Event") from a third party of a public or private written Acquisition Proposal which, in the judgment of the Board in the exercise of its fiduciary obligations, as determined (and the timing of which determination is also determined) in good faith based on the advice of outside counsel and taking into account the provisions of IBCA ss. 490.1108, is reasonably likely to constitute a Superior Proposal and which is reasonably likely to result in a binding agreement within a period of 10 business days or less; provided that nothing in clauses (x) or (y) above shall obligate the Company to disclose the identity of any third party or the terms of any such Acquisition Proposal. Nothing contained in this Section 5.5 shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.

          (b) For purposes of this Agreement, "Acquisition Proposal" shall have the meaning assigned to the term "Proposal" in the Investment Agreement (as defined in Section 5.18(a) hereof) as in effect on the date hereof. For purposes of this Agreement, "Superior Proposal" means a "Proposal" (as such term is defined in the Investment Agreement as in effect on the date hereof) relating to a "Change in Control Transaction" (as such term is defined in the Investment Agreement as in effect on the date hereof) which is made prior to the approval of this Agreement by the shareholders of the Company, which is on terms which the Board of Directors of the Company in good faith concludes (after consultation with its financial advisors and outside counsel and after taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal), would, if consummated, result in a transaction that provides a higher price to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement.

          SECTION 5.6 Director and Officer Liability.
                      ------------------------------

          (a) DuPont and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined hereafter) as provided in the Articles of Incorporation or by-laws of the Company or an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof shall survive the Merger and continue in full force and effect in accordance with its terms.

          (b) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors of the Company and any of its Subsidiaries (the "Indemnitees") to the same extent as set forth in subsection (a) above. In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within such six-year period, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied.

          (c) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

          (d) The obligations of the Surviving Corporation under this
Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.6 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6).

          SECTION 5.7 Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided that the foregoing shall be subject to Section
5.8 hereof.

          SECTION 5.8 Certain Filings.
                      ---------------

          (a) The Company and DuPont shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, the Schedule 13E-3 and the Form S-4 Registration Statement and any amendments or supplements to the foregoing, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement, the Schedule 13E-3 and the Form S-4 Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.8, each party hereto shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within ten (10) days of the date of this Agreement, and, subject to Section 5.8(c) hereof, each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities (including, in the case of DuPont, to request, if any question or objection shall be raised by the applicable Governmental Entity with respect thereto, that such Governmental Entity should defer its consideration of any transaction of the type referred to in Section 5.2(c) or (d) until after (i) any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement and (ii) other Material Approvals have been obtained), to obtain any clearance (including affirmatively seeking early termination), waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement. Without limiting the provisions of this
Section 5.8, each party hereto shall use its reasonable best efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable.

          (b) Subject to Section 5.8(c) hereof, (i) the Company and DuPont shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the Merger or any other transaction contemplated by this Agreement under any Regulatory Law and (ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, the Company and DuPont shall each cooperate in all respects and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or any other transaction contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal.

          (c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of DuPont and the Company shall use its reasonable best efforts to take and, in the case of actions required by reason of Section 5.2(c), (d) and (e), shall take (including, without limitation, agreeing to hold separate or divest, or enter into a consent decree or licensing or other arrangement with respect to, any of the businesses, operations or assets of DuPont or the Company or any of their Subsidiaries, in each case, subject to the consummation of the Merger) such action as may be required in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary set forth in this Agreement, neither DuPont nor the Company nor any of their respective Subsidiaries shall be required to sell, hold separate, otherwise dispose of or license or conduct their business in a specified manner, or agree to sell, hold separate, otherwise dispose of or license or conduct their business in a specified manner, or permit the sale, holding separate, other disposition or licensing of, any assets of DuPont, the Company or their respective Subsidiaries or the conduct of their business in a specified manner (whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason) if such sale, holding separate, other disposition or licensing or the conduct of their business in a specified manner would have, unless DuPont determined otherwise, in the aggregate, a "Significant Adverse Impact" (as defined below) (it being understood that this proviso is not applicable insofar as DuPont is required by this Section 5.8(c) to take any such action by reason of Section 5.2(c), (d) and (e) hereof); and provided further, however that, DuPont shall control all decisions (without limiting its obligations therewith) with respect to this Section 5.8(c) and, in particular, the Company and its Subsidiaries shall not, without the prior written consent of DuPont, agree, but shall, if so directed by DuPont, agree, subject to the consummation of the Merger, to hold separate or divest any of its businesses or operations or assets used therein or enter into a consent decree or licensing or other arrangement with respect to any such businesses or operations or assets used therein. For purposes of this Agreement, a "Significant Adverse Impact" shall mean any change or effect that in DuPont's reasonable judgment is likely to have a material adverse effect on DuPont's and its Subsidiaries' operations which are in the same or related lines of business as those of the Company and its Subsidiaries, taken together with the Company and its Subsidiaries as a whole.

          (d) Each of the Company and DuPont shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Commission of the European Community or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

          (e) "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Counsel regulation (EEC) No. 4064/89 of December 21, 1989 on the Control of Concentrations Between Undertakings, OJ (1989) L 395/1 and the regulations and decisions of the Councilor Commission of the European Community or other organs of the European Union or the European Community implementing such regulations (the "EC Merger Regulations") and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          SECTION 5.9 Public Announcements. Neither the Company, DuPont nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation with the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange.

          SECTION 5.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Newco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Newco, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger.

          SECTION 5.11 Employee Matters.
                       ----------------

          (a) The Surviving Corporation shall, and shall cause its Subsidiaries to, honor in accordance with their terms all agreements, contracts and arrangements listed in Schedule 5.11 of the Company
Disclosure Schedule.

          (b) DuPont agrees that, for at least one year following the Effective Time, subject to applicable law, the Surviving Corporation and its Subsidiaries shall continue to sponsor and maintain the Plans for the benefit of the individuals who are, as of the Effective Time, employees of the Company or any of its Subsidiaries (the "Continuing Employees"). The parties have agreed to the matters set forth in Schedule 5.11(b).

          (c) Pre-Existing Limitations; Deductibles; Service Credit. With respect to any Benefit Plans of DuPont in which any Continuing Employees first become eligible to participate, on or after the Effective Time, DuPont shall: (i) waive all pre-existing conditions exclusions and waiting periods with respect to participation and coverage requirements and activity-at-work exclusions applicable to the Continuing Employees; (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and
(iii) recognize all service of the Continuing Employees with the Company, any of its present and former Subsidiaries, any affiliates of the Company and their respective predecessors for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement to benefits, and benefit accrual), to the extent service is taken into account under the applicable plan for employees other than the Continuing Employees; provided that the foregoing shall not apply to the extent it would result in duplication of benefits for the same period of service, nor shall it apply with respect to benefit accrual under any Benefit Plan of DuPont that is a defined benefit pension plan.

          (d) DuPont and the Company hereby acknowledge that the consummation of the Merger shall constitute a Change in Control of the Company under the Plans, and neither the DuPont nor the Company shall take any action inconsistent with such acknowledgment.

          (e) DuPont hereby agrees, effective as of the Effective Time, to guarantee payment of all obligations of the Surviving Corporation under the Plans described in Section 3.11(g) hereof.

          SECTION 5.12 Tax-Free Reorganization Treatment.
                       ---------------------------------

          (a) The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and shall use their reasonable best efforts (and shall cause their respective Subsidiaries to use their reasonable best efforts) to cause the Merger to so qualify. Neither the Company, DuPont, or any of their respective Subsidiaries shall take any action, or fail to take any action, that would or would be reasonably likely to adversely affect the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

          (b) The Company and DuPont shall cooperate and use their reasonable best efforts in obtaining the opinions of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to DuPont, described in Sections 6.2(d) and 6.3(e) hereof, respectively, of this Agreement. In connection therewith, both DuPont (together with Newco) and the Company shall deliver to Fried, Frank, Harris, Shriver & Jacobson and Skadden, Arps, Slate, Meagher & Flom LLP representation letters, dated and executed as of the Closing Date (and as of such other date or dates as reasonably requested by Fried, Frank, Harris, Shriver & Jacobson or Skadden, Arps, Slate, Meagher & Flom LLP), in form and substance substantially identical to those attached hereto as Exhibits B-1 and B-2, respectively (allowing for such amendments to the representation letters as counsel deems necessary) (together, the "Representation Letters").

          SECTION 5.13 Blue Sky Permits. DuPont shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4 Registration Statement, all material necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger, and will pay all expenses incident thereto.

          SECTION 5.14 Listing. DuPont shall use its reasonable best efforts to cause the DuPont Shares to be issued in the Merger or upon exercise of Substitute Options to be listed on the NYSE, subject to notice of official issuance thereof, prior to the Closing Date.

          SECTION 5.15 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Merger, the Company and DuPont shall each take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger.

          SECTION 5.16 Certain Notifications. Between the date hereof and the Effective Time, each party shall promptly notify the other party hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI hereof.

          SECTION 5.17 Affiliate Letters. The Company shall, at least 15 days prior to the scheduled date of the Special Meeting, deliver to DuPont a list reasonably satisfactory to DuPont setting forth the names and addresses of all Persons who at the time of the Special Meeting are, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as DuPont may reasonably request for the purpose of reviewing such list. The Company shall use its reasonable best efforts to cause each Person who is identified as an affiliate on such list to execute a written agreement at least 10 days prior to the scheduled date of the Special Meeting in customary form (collectively, the "Affiliate Agreements").

          SECTION 5.18 The Investment Agreement.
                       ------------------------

          (a) The Company hereby expressly waives any breach of Section 6.1 of the Investment Agreement (the "Investment Agreement"), dated as of August 6, 1997, between DuPont and the Company that is caused by the execution, delivery and/or performance of this Agreement or the events leading to the execution and delivery of this Agreement.

          (b) The Company and DuPont agree that the Investment Agreement is hereby amended to eliminate Section 6.7(c) thereof.

          (c) To the extent anything contained in this Agreement is inconsistent or constitutes a breach of the Investment Agreement, this Agreement shall control and any such breach is hereby waived.

          (d) The Investment Agreement shall terminate in its entirety upon the earlier of (x) the termination of this Agreement (A) in circumstances where DuPont terminated this Agreement pursuant to Section 7.1(e), (f), (g) or (h) hereof or (B) pursuant to Section 7.1(i) hereof; provided that, notwithstanding the foregoing, under no circumstances shall Section 8.2(c) of the Investment Agreement terminate, and such Section 8.2(c) shall survive until the date that the Investment Agreement would have otherwise survived had the Investment Agreement not terminated pursuant to this
Section 5.18(d).

                                 ARTICLE VI

                          CONDITIONS TO THE MERGER
                          ------------------------

          SECTION 6.1 Conditions to Each Party's Obligations. The respective obligations of the Company, DuPont and Newco to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) The Required Company Vote shall have been obtained;

          (b) Any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated. Approval of the Merger by the European Commission shall have been obtained pursuant to the EC Merger Regulations;

          (c) No judgment, injunction, order or decree and except as would not reasonably be expected to have in the aggregate a Company Material Adverse Effect, a DuPont Material Adverse Effect or a Significant Adverse Impact, no provision of any applicable law or regulation shall prohibit the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that this condition shall be deemed satisfied insofar as violations of laws and regulations are concerned if its failure to in fact be satisfied is the result of DuPont having breached in any material respect its obligations under Section 5.8 hereof.

          (d) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Common Stock following the Closing shall have been complied with; and

          (e) The DuPont Shares issuable in accordance with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          SECTION 6.2 Conditions to the Company's Obligation to Consummate the Merger. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) DuPont and Newco shall each have performed in all material respects its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

          (b) The representations and warranties of DuPont and Newco contained in Article III hereof, without giving effect to any materiality qualifications or limitations therein or any references therein to any DuPont Material Adverse Effect, shall be true and correct in all respects as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate would not reasonably be expected to have a DuPont Material Adverse Effect;

          (c) The Company shall have received certificates signed by any senior vice president of DuPont, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied or waived; and

          (d) The Company shall have received an opinion of Fried, Frank, Harris, Shriver & Jacobson, its counsel, in form and substance reasonably satisfactory to it, dated as of the Closing Date, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and, in rendering such opinion, Fried, Frank, Harris, Shriver & Jacobson, shall be entitled to rely upon the Representations Letters.

          SECTION 6.3 Conditions to DuPont's and Newco's Obligations to Consummate the Merger. The obligations of DuPont and Newco to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

          (b) The representations and warranties of the Company contained in Article IV hereof, without giving effect to any materiality qualifications or limitations therein or any references therein to any Company Material Adverse Effect, shall be true and correct in all respects as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate would not reasonably be expected to have a Company Material Adverse Effect;

          (c) DuPont shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived;

          (d) All foreign laws regulating competition, antitrust, investment or exchange control shall have been complied with, and all consents, approvals and actions of, filings with, and notices to, all Governmental Entities required of DuPont, the Company or any of their Subsidiaries in connection with the Merger shall have been made, obtained or effected, as the case may be, except for those, the failure of which to be made, obtained or effected, would not in the aggregate reasonably be expected to have a Company Material Adverse Effect, a DuPont Material Adverse Effect or a Significant Adverse Impact; provided, however, that this condition shall be deemed satisfied if its failure to in fact be satisfied is the result of DuPont having breached in any material respect its obligations under Section 5.8 hereof.

          (e) DuPont shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, its counsel, in form and substance reasonable satisfactory to it, dated as of the Closing Date, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and, in rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP shall be entitled to rely upon the Representation Letters; and

          (f) No suit, action, proceeding or investigation by any Governmental Entity, including the European Commission or any organ of the European Union, shall have been commenced (and be pending) against DuPont, the Company or Newco or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking (i) to prevent or delay the transactions contemplated hereby, (ii) material damages in connection therewith, (iii) any other remedy which would materially impair the intended benefits to DuPont of the Merger or otherwise have a Company Material Adverse Effect, a DuPont Material Adverse Effect or a Significant Adverse Impact or (iv) to impose criminal liability on any of the foregoing Persons in connection with the Merger (each of clauses (i)-(iv), a "Material Adverse Consequence") and in each case, other than (iv), which is reasonably likely to result in a Material Adverse Consequence; provided, however, that this condition shall be deemed satisfied if its failure to in fact be satisfied is the result of DuPont having breached in any material respect its obligations under
Section 5.8 hereof.

                                ARTICLE VII

                                TERMINATION
                                -----------

          SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

          (a) By mutual written consent of DuPont and the Company;

          (b) By either the Company or DuPont if the Effective Time shall not have occurred on or before December 1, 1999 (as the same may be extended by the second proviso below, the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.8 hereof) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; provided, further that either party can extend the Termination Date for up to 60 days to the extent necessary to permit the S-4 Registration Statement to become effective, the Proxy Statement to be mailed to Company shareholders and the Special Meeting to be held, but only if all conditions other than those set forth in Sections 6.1(a) and (d) hereof are satisfied prior to such extension.

          (c) By either the Company or DuPont if any Governmental Entity
(i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.8 hereof) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 5.8 hereof), in the case of each of clause (i) and (ii) which is necessary to fulfill the conditions set forth in subsections 6.1(b) and (c) hereof and 6.3(d) hereof, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.8 hereof has been the cause of such action or inaction;

          (d) By either the Company or DuPont if the approval by the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote upon the taking of such vote at a duly held meeting of shareholders of the Company or at any adjournment thereof;

          (e) By DuPont, if the Board of Directors of the Company, prior to obtaining the Company Required Vote, shall have (i) approved or recommended an Acquisition Proposal or resolved to take, or announced an intention to take, any such action, (ii) within ten business days after the receipt by DuPont of notice of a Second Period Event, failed to unconditionally reject and, if applicable, recommend against, the Acquisition Proposal referred to in such notice (unless such Acquisition Proposal is a tender or exchange offer covered by clause (iii) below), provided that DuPont shall not have the right to exercise the termination right set forth in this clause (ii) unless, within five business days of receipt of such notice, DuPont gives the Company notice of its election to treat the balance of such ten business day period (such remaining period a "New Termination Period") as a period giving the Company an additional termination right under Section 7.1(i), or (iii) recommended acceptance of (or indicated or announced that it is unable to take a position, will remain neutral or express no opinion with respect to), or, within ten business days after the commencement thereof, failed to recommend against or reject, a tender or exchange offer for 20% of more of the outstanding shares of the Company or resolved to take, or announced an intention to take, any such action;

          (f) By DuPont, if the Board of Directors of the Company shall have effected a withdrawal, modification or material qualification in any manner adverse to DuPont of the Company Recommendation or take any action or make any statement in connection with the Special Meeting materially inconsistent with the Company Recommendation (collectively, an "Adverse Change in the Company Recommendation")(or resolved to take such action), whether or not any such action is in violation of this Agreement;

          (g) By DuPont, (i) if a Share Acquisition Date shall have occurred pursuant to the Rights Agreement (as in effect on the date of this Agreement)or (ii) if the actions or events described in Section 5.1(n) hereof shall occur without the prior written consent of DuPont, whether or not such consent was required;

          (h) By DuPont, if the Company shall have willfully and intentionally breached any of its obligations under Section 5.5 hereof;

          (i) By the Company, at any time prior to the approval of this Agreement by the shareholders of the Company, in connection with and for the purpose of accepting a particular Superior Proposal, if the Board of Directors determines, after consultation with outside counsel and after taking into account the provisions of IBCA ss.490.1108, that failure to terminate this Agreement would be inconsistent with the Board's fiduciary duties to shareholders; provided however that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(i) after the forty-fifth (45th) day after the date of this Agreement except during any New Termination Period arising thereafter; or

          (j) By the Company, if DuPont breaches the provisions of Section 5.2(c) hereof and such breach continues for 30 days prior to all applicable waiting periods (including any extensions thereof) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement having expired or been terminated, for a period of 10 business days after the Company learns of such breach; provided, however, that if the applicable waiting periods (including any extensions thereof) expire or terminate prior to a termination by the Company pursuant to this subsection
(j), the right of the Company to so terminate this Agreement pursuant to this subsection (j) with respect to such breach shall terminate. The parties recognize that in the event the Company terminates this Agreement pursuant to this subsection (j) by reason of DuPont having acquired or effected (or having entered into a written agreement or a written letter of intent executed by DuPont (or a subsidiary thereof) and a company listed on
Schedule 7.1(j) to acquire or effect) a transaction prohibited by Section 5.2(c),(such a termination being referred to herein as a "Liquidated Damages Termination"), the Company will suffer substantial harm that would be difficult to measure and that could be subject to the risks and costs of protracted litigation. Accordingly, the parties have agreed that to avoid any such risks, it is preferable to provide for liquidated damages in the event of such Liquidated Damages Termination. Therefore, in the event of a Liquidated Damages Termination pursuant to this Section 7.1(j), (i) the Company shall be entitled by giving notice to DuPont to purchase all of the capital stock of the Company owned directly or indirectly by DuPont or its Subsidiaries for a per share purchase price equal to 25% of the closing price of the Common Stock on March 12, 1999 and (ii) there shall be deemed to have occurred a Voluntary Default (as defined in the Formation Agreement) by DuPont pursuant to Section 9.3(b) of the Formation Agreement between DuPont and the Company, dated August 6, 1997 (the "Formation Agreement"). The parties specifically agree that these damages are intended to compensate the Company for its losses and are not intended to be a penalty, and, except as otherwise provided in Section 8.6 hereof, shall be the sole remedy of the Company and its affiliates for any such breach.

          The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

          SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or DuPont as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of DuPont or the Company or their respective officers or directors with respect to this Agreement or any provision thereof except with respect to the second and third sentences of
Section 1.11 to the extent specified in such Section, Section 3.16, Section 4.12, Section 5.18 and Article VII hereof, which provisions shall survive such termination in accordance with their terms, and except that, notwithstanding anything to the contrary contained in this Agreement (other than as provided in Section 7.1(j) hereof), neither DuPont nor the Company shall be relieved or released from any liabilities or damages arising out of its willful material breach of this Agreement.

                                ARTICLE VIII

                               MISCELLANEOUS
                               -------------

          SECTION 8.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon personal delivery, transmitter's confirmation of a receipt of a facsimile transmission, confirmed delivery by a standard overnight carrier or when delivered by hand or when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

          If to the Company, to:

                  Pioneer Hi-Bred International, Inc.
                  700 Capital Square
                  Des Moines,  Iowa 50309
                  Attention: General Counsel
                  Telephone: (515) 248-4800
                  Facsimile: (515) 248-4844

                  with a copy to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, New York  10004
                  Attention:  Stephen Fraidin, P.C.
                              F. William Reindel
                  Telephone: (212) 859-8000
                  Facsimile: (212) 859-4000

                  If to DuPont or Newco, to:

                  E. I. du Pont de Nemours and Company
                  1007 Market Street
                  Wilmington, Delaware 19898
                  Attention: Roger W. Arrington, Esq.
                  Telephone: (302) 774-8571
                  Facsimile: (302) 773-5176

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022-9931
                  Attention:  Lou R. Kling, Esq.
                              Eileen Nugent Simon, Esq.
                              Telephone:  212-735-3000
                  Facsimile:  212-735-2000

          SECTION 8.2 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Merger in accordance with their terms.

          SECTION 8.3 Interpretation. References in this Agreement to "reasonable best efforts" shall not require a Person obligated to use its reasonable best efforts to obtain any consent of a third party to incur out-of-pocket expenses or indebtedness or, except as expressly provided herein, to institute litigation. References herein to the "knowledge of the Company" shall mean the actual knowledge of the executive officers (as such term is defined in Rule 3b-2 promulgated under the Exchange Act) of the Company. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. Any information disclosed in one schedule of the Company Disclosure Schedule (other than Schedules 5.2) and 7.1(j) or the DuPont Disclosure Schedule shall be deemed disclosed for the purposes of any other schedule of the Company Disclosure Schedule (other than Schedules 5.2) and 7.1(j) or the DuPont Disclosure Schedule, as the case may be. For purposes of this Agreement, DuPont shall be deemed to own any shares of Common Stock that are owned by any wholly-owned Subsidiary thereof.

          The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule or the DuPont Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

          SECTION 8.4 Amendments, Modification and Waiver.
                      -----------------------------------

          (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and DuPont or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the approval of this Agreement by the shareholders of the Company, no such amendment shall be made except as allowed under applicable law.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither the Company nor DuPont may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Notwithstanding anything to the contrary herein, DuPont and Newco may assign any of their rights hereunder to any wholly-owned Subsidiary of DuPont; provided that DuPont shall be liable for the failure of any such Subsidiary to perform its obligations hereunder.

          SECTION 8.6 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement, including Sections 5.2(c), (d) and (e) and 5.8 hereof, would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

          SECTION 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies, except that the Merger shall be subject to, and in accordance with, the laws of the State of Iowa.

          SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

          SECTION 8.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of DuPont and Newco under this Agreement, and for the benefit of DuPont and Newco, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Article I and Sections 5.6 and 5.11(e) hereof, be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

          SECTION 8.10 Entire Agreement. Subject to the provisions of
Section 5.18 hereof, this Agreement, including any exhibits or schedules hereto constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

          SECTION 8.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

          SECTION 8.12 Petroleum Subsidiaries. The Company acknowledges that DuPont has announced its intention to dispose of the remaining shares of capital stock of Conoco held directly or indirectly by DuPont. Neither Conoco nor any Subsidiary of Conoco shall be deemed to be a Subsidiary of DuPont for purposes of this Agreement. No action taken by Conoco or any of its Subsidiaries, or DuPont or any of its Subsidiaries in connection with Conoco, prior to or following the date hereof, including a spin-off, a split-off (any transaction in which Conoco stock is distributed by DuPont in exchange for DuPont Common Stock is referred to herein as a "Conoco Exchange Offer"), sale or other disposition in one or more transactions of the remaining shares of Conoco owned directly or indirectly by DuPont, and any matter related to any such action, shall be limited by any of the provisions hereof or taken into account for purposes of determining whether there is a breach of any representation or warranty, covenant or other obligation or agreement of DuPont in or under this Agreement. The Company shall cooperate with DuPont to the extent reasonably requested by DuPont in connection with any such action or transaction described in this Section 8.12.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    PIONEER HI-BRED INTERNATIONAL, INC.


                                    By:  /s/ Charles Johnson
                                        -----------------------------------
                                        Name:
                                        Title:


                                    E. I. DU PONT DE NEMOURS AND COMPANY


                                    By:  /s/ Charles O. Holliday, Jr.
                                        -----------------------------------
                                        Name:
                                        Title:


                                    DELTA ACQUISITION SUB, INC.


                                    By:  /s/ Gary M. Pfeiffer
                                        -----------------------------------
                                        Name:
                                        Title: